Exhibit 99.1

Press Release

For Immediate Release

Contact: Christopher D. Myers

President and CEO

(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter of 2018

•	Net earnings of $38.6 million for the third quarter of 2018, or $0.30 per share

•	Assets total $11.48 billion as acquisition of Community Bank completed on August 10, 2018

•	Deposits totaled $9.11 billion at quarter end with 57% noninterest-bearing deposits

•	Total loans were $7.58 billion or 66% of total assets and 83% of total deposits

•	Net interest margin increased to 4.06% from 3.82%

Ontario, CA, October 24, 2018-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the quarter ended September 30, 2018.

CVB Financial Corp. reported net income of $38.6 million for the quarter ended September 30, 2018, compared with $35.4 million for the second quarter of 2018 and $29.7 million for the third quarter of 2017. Diluted earnings per share were $0.30 for the third quarter, compared to $0.32 for the prior quarter and $0.27 for the same period last year.

On August 10, 2018, we completed the acquisition of Community Bank (“CB”). Our financial statements for the third quarter include 51 days of CB operations, post-merger. At close, Citizens Business Bank acquired $2.73 billion of loans, assumed $1.26 billion of noninterest-bearing deposits, and $2.87 billion of total deposits.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We successfully completed the merger with Community Bank during the quarter. In addition to acquiring quality business customers and talented staff, this acquisition adds approximately $2.7 billion in loans and $2.9 billion in deposits to our balance sheet.” Myers commented further, “We are on schedule to complete our systems conversion in November and will begin consolidation of redundant branch locations in January of 2019.”

Net income of $38.6 million for the third quarter of 2018 produced an annualized return on average equity (“ROAE”) of 10.17%, and a return on average tangible common equity (“ROATCE”) of 15.05%. ROAE and ROATCE for the second quarter of 2018 were 13.08% and 14.85%, respectively, while the third quarter of 2017 produced an ROAE and ROATCE of 10.93% and 12.47%. Annualized return on average assets (“ROAA”) was

1.52% for the third quarter, compared to 1.73% in the second quarter and 1.41% in the third quarter of 2017. The efficiency ratio for the third quarter of 2018 was 47.49%, compared to 41.58% for the second quarter of 2018 and 42.44% for the third quarter of 2017. When expenses related to the acquisition of Community Bank are excluded, the efficiency ratio for the third quarter was 41.03%, compared to 40.98% in the prior quarter and 42.13% for the third quarter of 2017.

Net income totaled $108.8 million for the nine months ended September 30, 2018. This represented a $22.3 million, or 25.74%, increase from the prior year. Earnings for the first nine months of 2018 included $1.5 million in loan loss provision recapture, compared with $7.0 million in loan loss provision recapture for the first nine months of 2017. Diluted earnings per share were $0.94 for the nine months ended September 30, 2018, compared to $0.79 for the same period of 2017. Net income for the nine months ended September 30, 2018 produced an annualized ROAE of 11.86%, ROATCE of 14.90% and a ROAA of 1.65%. This compares to ROAE of 11.01%, ROATCE of 12.50% and ROAA of 1.40% for the first nine months of 2017. The efficiency ratio for the nine months ended September 30, 2018 was 44.31%, compared to 44.56% for the first nine months of 2017.

Net interest income before recapture of loan loss provision was $92.8 million for the quarter, which was a $20.1 million, or 27.70%, increase from the second quarter of 2018, and a $21.1 million, or 29.39%, increase over the third quarter of 2017. Total interest income and fees on loans for the third quarter of 2018 of $79.8 million increased $22.4 million, or 39.13%, from the second quarter of 2018 and $23.8 million, or 42.54%, from the third quarter of 2017, primarily due to loans acquired from Community Bank. Total investment income of $16.2 million decreased $317,000, or 1.92%, from the second quarter of 2018 and $1.2 million, or 7.10%, from the third quarter of 2017. Interest expense increased $1.7 million over the prior quarter and the third quarter of 2017 due to deposits assumed from Community Bank. Total cost of funds for the third quarter was 0.18%, compared with 0.12% for the second quarter of 2018 and the third quarter of 2017.

During the third quarter of 2018, $500,000 of provision for loan losses was recorded, compared to $1.0 million of loan loss provision recaptured for the prior quarter and $1.5 million loan loss provision recaptured for the same period last year.

Noninterest income was $10.1 million for the third quarter of 2018, compared with $9.7 million for the second quarter of 2018, and $10.0 million for the third quarter of 2017. The third quarter included approximately $1.0 million in noninterest income as a result of the acquisition of Community Bank.

Noninterest expense for the third quarter of 2018 was $48.9 million, compared to $34.3 million for the second quarter of 2018, and $34.7 million for the third quarter of 2017. Salary and benefit expense for the third quarter of 2018 increased over the prior quarter by $5.3 million principally due to additional compensation related expenses for the newly hired and former CB employees. Occupancy and equipment increased by $1.0 million due to the addition of 16 banking centers and an administrative office from CB. Amortization of core deposit intangible (“CDI”) increased by $1.4 million as a result of the core deposits assumed from CB. The third quarter of 2018 also included $6.6 million in merger related expenses in connection with the acquisition. As a percentage of average assets, noninterest expense was 1.93%, compared to 1.68% for the second quarter of 2018 and 1.65% for the third quarter of 2017. If merger related expenses and intangible amortization are not included, noninterest expense was 1.60% for the third quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $92.8 million for the third quarter of 2018, compared to $72.7 million for the second quarter of 2018 and $71.7 million for the third quarter of 2017. Our net interest margin (tax equivalent) was 4.06% for the third quarter of 2018, compared to 3.82% for the second quarter of 2018 and 3.70% for the third quarter of 2017. On a nominal basis, excluding the impact from tax-exempt interest, the net interest margin for the third quarter of 2018 grew by 25 basis points compared to the second quarter of 2018 and by 39 basis points over the third quarter of 2017. Total average earning asset yields (tax equivalent) were 4.23% for the third quarter of 2018, compared to 3.93% for the second quarter of 2018 and 3.81% for the third quarter of 2017. Total cost of funds increased to 0.18% for the third quarter of 2018, compared to 0.12% for both the second quarter of 2018 and the third quarter of 2017. The increase in the net interest margin from both the prior quarter and prior year was the result of higher loan yields and a change in asset mix with loans growing to 69.6% of earning assets in the third quarter, compared to 62.1% in the second quarter and 60.3% for the third quarter of 2017. Third quarter average loans grew by $1.57 billion and loan yields grew by 18 basis points compared to the second quarter. Compared to the third quarter of 2017, the net interest margin expanded primarily due to a 27 basis point increase in loan yields. As a result of higher levels of discount accretion on acquired loans and nonaccrual interest paid, third quarter interest income increased by $2.3 million compared to the second quarter and by $3.2 million in comparison to the third quarter of 2017. The tax equivalent yield on investments increased one basis point from the second quarter of 2018. The nominal yield on investments increased by 12 basis points compared to the third quarter of 2017, while the tax equivalent yield increased by only 7 basis points due to the reduction of the federal tax rate on tax-exempt investments resulting from the Tax Reform Act.

Income Taxes

Our effective tax rate for the three and nine months ended September 30, 2018 was 28%, compared with 37.5% for the nine months ended September 30, 2017. On December 22, 2017, the Tax Reform Act was enacted into law. Beginning in 2018, the Tax Reform Act reduces the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions.

Assets

The Company reported total assets of $11.48 billion at September 30, 2018. This represented an increase of $3.21 billion, or 38.81%, from total assets of $8.27 billion at December 31, 2017. Interest-earning assets of $10.19 billion at September 30, 2018 increased $2.39 billion, or 30.67%, when compared with $7.80 billion at December 31, 2017. The increase in interest-earning assets was primarily due to a $2.75 billion increase in total loans. This increase was partially offset by a decrease of $345.6 million in investment securities. The increase in total loans included $2.73 billion of loans acquired from Community Bank in the third quarter of 2018.

Total assets of $11.48 billion at September 30, 2018 increased $3.18 billion, or 38.25%, from total assets of $8.30 billion at September 30, 2017. Interest-earning assets totaled $10.19 billion at September 30, 2018, an increase of $2.38 billion, or 30.44%, when compared with earning assets of $7.82 billion at September 30, 2017. The increase in interest-earning assets was primarily due to a $2.84 billion increase in total loans, partially offset by a $458.8 million decrease in investment securities.

On August 10, 2018, we completed the acquisition of Community Bank with approximately $4.09 billion in total assets and 16 banking centers. The increase in total assets at September 30, 2018 included $2.73 billion of acquired loans, $717.0 million of investment securities, and $70.9 million in bank-owned life insurance. The acquisition resulted in $546.3 million of goodwill and $52.2 million in core deposit premium. At the close of the merger, the entire security portfolio was liquidated at fair market value, as was $297.6 million of FHLB term advances and $166.0 million of overnight borrowings inherited from CB. Net cash proceeds were used to fund the $180.7 million in cash paid to the former shareholders of CB as part of the merger consideration.

Investment Securities

Total investment securities were $2.57 billion at September 30, 2018, a decrease of $345.6 million, or 11.87%, from $2.91 billion at December 31, 2017 and a decrease of $458.8 million, or 15.17%, from $3.02 billion at September 30, 2017. The decrease in investment securities was primarily due to minimal reinvestment of cash flows generated from principal payments on the security portfolio.

At September 30, 2018, investment securities held-to-maturity (“HTM”) totaled $759.0 million, a $70.9 million decrease, or 8.54%, from December 31, 2017 and an $89.4 million decrease, or 10.53%, from September 30, 2017.

At September 30, 2018, investment securities available-for-sale (“AFS”) totaled $1.81 billion, inclusive of a pre-tax net unrealized loss of $44.5 million due to a decline in fair value resulting from higher interest rates. AFS securities declined by $274.8 million, or 13.20%, from December 31, 2017, and declined by $369.4 million, or 16.98%, from September 30, 2017.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.13 billion at September 30, 2018, compared to $2.43 billion at December 31, 2017 and $2.52 billion at September 30, 2017. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $287.1 million as of September 30, 2018. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 22.58%, Massachusetts at 10.83%, Texas at 10.15%, and Connecticut at 6.06%.

There were no purchases of investment securities in the third quarter of 2018.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.58 billion at September 30, 2018 increased by $2.77 billion, or 57.41%, from June 30, 2018. The increase in total loans included $2.73 billion of loans acquired from CB in the third quarter of 2018. Excluding the acquired CB loans, total loans increased by $31.4 million or 0.65% for the quarter. Commercial real estate loans grew by $31.1 million and dairy & livestock and agribusiness loans increased by $23.9 million while commercial and industrial loans declined by $22.5 million.

Total loans and leases, net of deferred fees and discounts, of $7.58 billion at September 30, 2018 increased by $2.75 billion, or 56.97%, from December 31, 2017. Excluding the $2.73 billion of acquired CB loans, total loans increased by $17.7 million or 0.37% for the first nine months of 2018. Commercial real estate loans grew by $98.2 million and construction loans increased by $16.7 million. This growth was partially offset by a decrease of $27.0 million in commercial and industrial loans and a decrease of $55.7 million in dairy & livestock and agribusiness loans. The decline in dairy & livestock and agribusiness loans was due to seasonal dairy borrowings at year end.

Total loans and leases, net of deferred fees and discounts, of $7.58 billion at September 30, 2018 increased by $2.84 billion, or 59.75%, from September 30, 2017.

Deposits & Customer Repurchase Agreements

Deposits of $9.11 billion and customer repurchase agreements of $399.5 million totaled $9.51 billion at September 30, 2018. This represents an increase of $2.41 billion, or 33.92%, when compared with total deposits and customer repurchase agreements of $7.10 billion at December 31, 2017. Deposits and customer repurchase agreements increased by $2.45 billion, or 34.63%, when compared with total deposits and customer repurchase agreements of $7.06 billion at September 30, 2017.

Noninterest-bearing deposits were $5.22 billion at September 30, 2018, an increase of $1.38 billion, or 35.82%, when compared to December 31, 2017, and an increase of $1.32 billion, or 33.65%, when compared to $3.91 billion at September 30, 2017. At September 30, 2018, noninterest-bearing deposits were 57.35% of total deposits, compared to 58.75% at December 31, 2017 and 59.15% at September 30, 2017.

The increase in total deposits from the end of the second quarter included $1.26 billion of noninterest-bearing deposits and $2.87 billion of total deposits assumed from CB during the third quarter of 2018.

Our average cost of total deposits was 0.15% for the quarter ended September 30, 2018, compared to 0.09% for the second quarter of 2018 and 0.09% for the third quarter of 2017. Our average cost of total deposits including customer repurchase agreements was 0.15% for the quarter ended September 30, 2018, 0.11% for the quarter ended June 30, 2018 and 0.10% for the quarter ended September 30, 2017.

FHLB Advance, Other Borrowings and Debentures

At September 30, 2018, we had $30.0 million in short-term borrowings compared to zero at December 31, 2017, and $63.0 million at September 30, 2017.

At September 30, 2018, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2017. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $60.0 million at September 30, 2018, compared to $59.6 million at December 31, 2017 and $60.6 million at September 30, 2017. The allowance for loan losses for the third quarter of 2018 was increased by $500,000 in provision for loan losses and reduced by a net charge-off of loans of $76,000. The allowance for loan losses was 0.79%, 1.24%, 1.25%, 1.23%, and 1.28% of total loans and leases outstanding, at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, respectively. The ratio as of the most recent quarter was impacted by the $2.73 billion in loans acquired from Community Bank that are recorded at fair market value, without a corresponding loan loss allowance. The allowance for loans losses as a percentage of nonacquired loans was 1.33% at September 30, 2018 compared to 1.36% at June 30, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $16.4 million at September 30, 2018, or 0.22% of total loans. Total nonperforming loans at September 30, 2018 included $8.6 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of $10.2 million, or 0.21% of total loans, at June 30, 2018, $10.7 million, or 0.22%, of total loans, at December 31, 2017, and $11.6 million, or 0.24%, of total loans, at September 30, 2017. The $16.4 million in nonperforming loans at September 30, 2018 are summarized as follows: $5.9 million in commercial real estate loans, $3.0 million in commercial and industrial loans, $3.0 million in Small Business Administration (“SBA”) loans, $3.0 million in single-family residential (“SFR”) mortgage loans, $807,000 in consumer and other loans, and $775,000 in dairy & livestock and agribusiness loans.

As of September 30, 2018, we had $420,000 in OREO compared to $4.5 million at December 31, 2017 and September 30, 2017. During the first quarter of 2018, we sold one OREO property, realizing a net gain on sale of $3.5 million. There was one addition to OREO for the nine months ended September 30, 2018.

At September 30, 2018, we had loans delinquent 30 to 89 days of $495,000. This compares to $47,000 at June 30, 2018, $1.2 million at December 31, 2017 and $271,000 at September 30, 2017. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at September 30, 2018, 0.00% at June 30, 2018, 0.02% at December 31, 2017, and 0.01% at September 30, 2017.

At September 30, 2018, we had $3.8 million in performing TDR loans, compared to $4.5 million in performing TDR loans at June 30, 2018, $4.8 million in performing TDR loans at December 31, 2017, and $5.7 million in performing TDR loans at September 30, 2017. In terms of the number of loans, we had 14 performing TDR loans at September 30, 2018, compared to 15 performing TDR loans at June 30, 2018, 16 performing TDR loans at December 31, 2017, and 21 performing TDR loans at September 30, 2017.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $16.9 million at September 30, 2018, $10.2 million at June 30, 2018, $15.2 million at December 31, 2017, and $16.1 million at September 30, 2017. As a percentage of total assets, nonperforming assets were 0.15% at September 30, 2018, 0.13% at June 30, 2018, 0.18% at December 31, 2017, and 0.19% at September 30, 2017.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2018, classified loans totaled $48.0 million, compared to $40.0 million at June 30, 2018, $57.3 million at December 31, 2017, and $75.1 million at September 30, 2017. Total classified loans at September 30, 2018 included $15.1 million of classified loans acquired from CB in the third quarter of 2018. Excluding the $15.1 million of acquired classified CB loans, classified loans decreased $7.1 million quarter-over-quarter and included a $9.6 million decrease in classified commercial real estate loans and a $2.5 million decrease in classified SFR mortgage loans, partially offset by an increase of $4.9 million in classified dairy & livestock and agribusiness loans.

CitizensTrust

As of September 30, 2018, CitizensTrust had approximately $2.58 billion in assets under management and administration, including $1.79 billion in assets under management. Revenues were $2.1 million for the third quarter of 2018 and $6.7 million for the first nine months of 2018, compared to $2.5 million and $7.4 million, respectively, for the same period of 2017. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 68 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 25, 2018 to discuss the Company’s third quarter 2018 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 8, 2018 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10124641.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the recent merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; our ability to realize cost savings or synergies in connection with any acquisitions we may make; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount, cost and availability of deposit insurance; political developments, uncertainties or instability; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; terrorist and political uncertainty or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases, extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our employees or third parties with whom we conduct business; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications and electronic marketplaces for loans and other banking products or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting

Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation and any litigation which we inherited from our recent merger with Community Bank); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2018	2017	2017
Assets
Cash and due from banks	$174,083	$119,841	$137,196
Interest-earning balances due from Federal Reserve	20,392	24,536	6,594

Total cash and cash equivalents	194,475	144,377	143,790

Interest-earning balances due from depository institutions	8,812	17,952	20,521
Investment securities available-for-sale	1,806,231	2,080,985	2,175,648
Investment securities held-to-maturity	759,029	829,890	848,382

Total investment securities	2,565,260	2,910,875	3,024,030

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,582,459	4,830,631	4,746,424
Allowance for loan losses	(60,007)	(59,585)	(60,631)

Net loans and lease finance receivables	7,522,452	4,771,046	4,685,793

Premises and equipment, net	59,256	46,166	46,654
Bank owned life insurance (BOLI)	219,561	146,486	145,970
Intangibles	56,643	6,838	7,177
Goodwill	662,888	116,564	116,564
Other assets	173,306	92,594	95,825

Total assets	$11,480,341	$8,270,586	$8,304,012

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,224,154	$3,846,436	$3,908,809
Investment checking	455,388	433,971	415,503
Savings and money market	2,818,386	1,881,099	1,886,687
Time deposits	611,898	385,347	397,097

Total deposits	9,109,826	6,546,853	6,608,096
Customer repurchase agreements	399,477	553,773	455,069
Other borrowings	30,000	-	63,000
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	-	-	1,625
Other liabilities	96,684	74,920	73,984

Total liabilities	9,661,761	7,201,320	7,227,548
Stockholders’ Equity
Stockholders’ equity	1,851,395	1,067,814	1,064,620
Accumulated other comprehensive (loss) income, net of tax	(32,815)	1,452	11,844

Total stockholders’ equity	1,818,580	1,069,266	1,076,464

Total liabilities and stockholders’ equity	$11,480,341	$8,270,586	$8,304,012

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Assets
Cash and due from banks	$148,305	$133,197	$132,842	$130,058
Interest-earning balances due from Federal Reserve and federal funds sold	55,263	21,399	104,975	58,790

Total cash and cash equivalents	203,568	154,596	237,817	188,848

Interest-earning balances due from depository institutions	8,309	23,359	10,225	31,335
Investment securities available-for-sale	1,918,419	2,188,932	1,975,459	2,232,679
Investment securities held-to-maturity	765,621	856,370	787,222	873,304

Total investment securities	2,684,040	3,045,302	2,762,681	3,105,983

Investment in stock of FHLB	24,645	17,688	20,032	18,167
Loans and lease finance receivables	6,350,240	4,710,900	5,312,558	4,579,054
Allowance for loan losses	(59,677)	(60,223)	(59,842)	(60,460)

Net loans and lease finance receivables	6,290,563	4,650,677	5,252,716	4,518,594

Premises and equipment, net	53,279	47,240	48,224	46,170
Bank owned life insurance (BOLI)	187,073	145,641	160,610	142,802
Intangibles	34,811	7,401	16,078	6,923
Goodwill	419,418	119,164	218,625	111,687
Other assets	151,819	128,308	110,428	124,029

Total assets	$10,057,525	$8,339,376	$8,837,436	$8,294,538

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$4,651,127	$3,891,381	$4,158,365	$3,828,235
Interest-bearing	3,353,818	2,751,781	2,877,144	2,748,806

Total deposits	8,004,945	6,643,162	7,035,509	6,577,041
Customer repurchase agreements	388,449	501,085	454,760	552,388
FHLB advances	9,703	-	3,270	-
Other borrowings	54,612	24,334	23,951	17,253
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	-	3,768	4,510	9,065
Other liabilities	70,399	63,950	62,814	61,858

Total liabilities	8,553,882	7,262,073	7,610,588	7,243,379
Stockholders’ Equity
Stockholders’ equity	1,529,274	1,066,369	1,242,291	1,040,867
Accumulated other comprehensive (loss) income, net of tax	(25,631)	10,934	(15,443)	10,292

Stockholders’ equity	1,503,643	1,077,303	1,226,848	1,051,159

Total liabilities and stockholders’ equity	$10,057,525	$8,339,376	$8,837,436	$8,294,538

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income:
Loans and leases, including fees	$79,818	$55,998	$192,382	$158,253
Investment securities:
Investment securities available-for-sale	11,521	12,240	35,086	37,887
Investment securities held-to-maturity	4,666	5,184	14,238	16,014

Total investment income	16,187	17,424	49,324	53,901
Dividends from FHLB stock	329	318	959	1,070
Interest-earning deposits with other institutions and federal funds sold	304	130	1,475	683

Total interest income	96,638	73,870	244,140	213,907

Interest expense:
Deposits	2,967	1,555	6,041	4,547
Borrowings and junior subordinated debentures	851	576	2,070	1,705

Total interest expense	3,818	2,131	8,111	6,252

Net interest income before (recapture of) provision for loan losses	92,820	71,739	236,029	207,655
(Recapture of) provision for loan losses	500	(1,500)	(1,500)	(7,000)

Net interest income after (recapture of) provision for loan losses	92,320	73,239	237,529	214,655

Noninterest income:
Service charges on deposit accounts	4,295	4,085	12,431	11,794
Trust and investment services	2,182	2,523	6,738	7,432
Gain on OREO, net	-	-	3,540	-
Other	3,635	3,430	10,014	10,310

Total noninterest income	10,112	10,038	32,723	29,536

Noninterest expense:
Salaries and employee benefits	26,319	21,835	69,684	65,116
Occupancy and equipment	5,324	4,400	13,834	12,638
Professional services	1,154	1,091	4,374	4,191
Software licenses and maintenance	2,317	1,510	5,836	4,698
Marketing and promotion	1,134	1,055	3,638	3,484
Amortization of intangible assets	1,736	343	2,395	991
Acquisition related expenses	6,645	250	7,942	2,176
Other	4,251	4,222	11,377	12,402

Total noninterest expense	48,880	34,706	119,080	105,696

Earnings before income taxes	53,552	48,571	151,172	138,495
Income taxes	14,994	18,888	42,328	51,935

Net earnings	$38,558	$29,683	$108,844	$86,560

Basic earnings per common share	$0.30	$0.27	$0.94	$0.79

Diluted earnings per common share	$0.30	$0.27	$0.94	$0.79

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.40

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income - tax equivalent (TE)	$97,131	$74,832	$245,667	$216,969
Interest expense	3,818	2,131	8,111	6,252

Net interest income - (TE)	$93,313	$72,701	$237,556	$210,717

Return on average assets, annualized	1.52%	1.41%	1.65%	1.40%
Return on average equity, annualized	10.17%	10.93%	11.86%	11.01%
Efficiency ratio [1]	47.49%	42.44%	44.31%	44.56%
Noninterest expense to average assets, annualized	1.93%	1.65%	1.80%	1.70%
Yield on average earning assets (TE)	4.23%	3.81%	4.00%	3.72%
Cost of deposits	0.15%	0.09%	0.11%	0.09%
Cost of deposits and customer repurchase agreements	0.15%	0.10%	0.13%	0.11%
Cost of funds	0.18%	0.12%	0.14%	0.12%
Net interest margin (TE)	4.06%	3.70%	3.87%	3.62%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	126,574,116	109,754,210	115,533,186	109,279,722
Diluted	126,936,644	110,118,851	115,930,330	109,671,571
Dividends declared	$19,628	$15,423	$50,506	$44,058
Dividend payout ratio [2]	50.91%	51.96%	46.40%	50.90%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	140,334,671	110,157,384
Book value per share	$12.96	$9.77
Tangible book value per share	$7.83	$8.65

	September 30,
	2018	2017
Nonperforming assets:
Nonaccrual loans	$12,910	$7,263
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	3,520	4,310
Other real estate owned (OREO), net	420	4,527

Total nonperforming assets	$16,850	$16,100

Troubled debt restructured performing loans	$3,753	$5,735

Percentage of nonperforming assets to total loans outstanding and OREO	0.22%	0.34%
Percentage of nonperforming assets to total assets	0.15%	0.19%
Allowance for loan losses to nonperforming assets	356.12%	376.59%

	Nine Months Ended
	September 30,
	2018	2017
Allowance for loan losses:
Beginning balance	$59,585	$61,540
Total charge-offs	(267)	(149)
Total recoveries on loans previously charged-off	2,189	6,240

Net recoveries	1,922	6,091
Recapture of provision for loan losses	(1,500)	(7,000)

Allowance for loan losses at end of period	$60,007	$60,631

Net recoveries to average loans	0.036%	0.133%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2018		2017		2016
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.14	$21.64	$24.63	$20.58	$17.70	$14.02
June 30,	$24.11	$21.92	$22.85	$19.90	$17.92	$15.25
September 30,	$24.97	$22.19	$24.29	$19.58	$17.88	$15.39
December 31,	-	-	$25.49	$22.25	$23.23	$16.32

Quarterly Consolidated Statements of Earnings

		Q3	Q2	Q1	Q4	Q3
		2018	2018	2018	2017	2017
Interest income
Loans and leases, including fees		$79,818	$57,368	$55,196	$55,873	$55,998
Investment securities and other		16,820	17,437	17,501	17,446	17,872

Total interest income		96,638	74,805	72,697	73,319	73,870

Interest expense
Deposits		2,967	1,549	1,525	1,497	1,555
Other borrowings		851	568	651	547	576

Total interest expense		3,818	2,117	2,176	2,044	2,131

Net interest income before (recapture of) provision for loan losses		92,820	72,688	70,521	71,275	71,739
(Recapture of) provision for loan losses		500	(1,000)	(1,000)	(1,500)	(1,500)

Net interest income after (recapture of) provision for loan losses		92,320	73,688	71,521	72,775	73,239

Noninterest income		10,112	9,695	12,916	12,582	10,038
Noninterest expense		48,880	34,254	35,946	35,057	34,706

Earnings before income taxes		53,552	49,129	48,491	50,300	48,571
Income taxes		14,994	13,756	13,578	32,449	18,888

Net earnings		$38,558	$35,373	$34,913	$17,851	$29,683

Effective tax rate		28.00%	28.00%	28.00%	64.51%	38.89%

Basic earnings per common share		$0.30	$0.32	$0.32	$0.16	$0.27
Diluted earnings per common share		$0.30	$0.32	$0.32	$0.16	$0.27

Cash dividends declared per common share		$0.14	$0.14	$0.14	$0.14	$0.14

Cash dividends declared		$19,628	$15,444	$15,434	$15,425	$15,423

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Commercial and industrial	$1,022,365	$509,750	$515,137	$514,259	$529,661
SBA	358,338	122,359	124,788	123,438	125,501
Real estate:
Commercial real estate	5,283,719	3,471,244	3,435,491	3,404,144	3,366,316
Construction	123,274	84,400	79,898	77,982	74,148
SFR mortgage	292,666	237,308	237,776	236,364	244,828
Dairy & livestock and agribusiness	304,798	268,489	276,389	348,059	270,817
Municipal lease finance receivables	67,581	67,721	67,892	70,243	71,352
Consumer and other loans	134,982	61,060	64,387	64,457	71,009

Gross loans	7,587,723	4,822,331	4,801,758	4,838,946	4,753,632
Less:
Purchase accounting discount on PCI loans	-	-	(1,074)	(2,026)	(758)
Deferred loan fees, net	(5,264)	(5,375)	(5,701)	(6,289)	(6,450)

Gross loans, net of deferred loan fees and discounts	7,582,459	4,816,956	4,794,983	4,830,631	4,746,424
Allowance for loan losses	(60,007)	(59,583)	(59,935)	(59,585)	(60,631)

Net loans	$7,522,452	$4,757,373	$4,735,048	$4,771,046	$4,685,793

Deposit Composition by Type and Customer Repurchase Agreements

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Noninterest-bearing	$5,224,154	$3,980,666	$4,062,691	$3,846,436	$3,908,809
Investment checking	455,388	432,455	433,725	433,971	415,503
Savings and money market	2,818,386	1,759,684	1,840,929	1,881,099	1,886,687
Time deposits	611,898	362,501	372,090	385,347	397,097

Total deposits	9,109,826	6,535,306	6,709,435	6,546,853	6,608,096

Customer repurchase agreements	399,477	384,054	487,277	553,773	455,069

Total deposits and customer repurchase agreements	$9,509,303	$6,919,360	$7,196,712	$7,100,626	$7,063,165

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Nonperforming loans:
Commercial and industrial	$3,026	$204	$272	$250	$313
SBA	3,005	574	589	906	1,611
Real estate:
Commercial real estate	5,856	6,517	6,746	6,842	6,728
Construction	-	-	-	-	-
SFR mortgage	2,961	1,578	1,309	1,337	1,349
Dairy & livestock and agribusiness	775	800	818	829	829
Consumer and other loans	807	509	438	552	743

Total	$16,430	$10,182	$10,172	$10,716	$11,573

% of Total gross loans	0.22%	0.21%	0.21%	0.22%	0.24%

Past due 30-89 days:
Commercial and industrial	$274	$-	$-	$768	$45
SBA	123	-	-	403	-
Real estate:
Commercial real estate	-	-	-	-	220
Construction	-	-	-	-	-
SFR mortgage	-	-	680	-	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	98	47	63	1	6

Total	$495	$47	$743	$1,172	$271

% of Total gross loans	0.01%	0.001%	0.02%	0.02%	0.01%

OREO:
Real estate:
Commercial real estate	$-	$-	$-	$-	$-
Construction	-	-	-	4,527	4,527
SFR mortgage	420	-	-	-	-

Total	$420	$-	$-	$4,527	$4,527

Total nonperforming, past due, and OREO	$17,345	$10,229	$10,915	$16,415	$16,371

% of Total gross loans	0.23%	0.21%	0.23%	0.34%	0.34%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2018 and 2017.

	September 30,
	2018	2017
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,818,580	$1,076,464
Less: Goodwill	(662,888)	(116,564)
Less: Intangible assets	(56,643)	(7,177)

Tangible book value	$1,099,049	$952,723
Common shares issued and outstanding	140,334,671	110,157,384

Tangible book value per share	$7.83	$8.65

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		(Dollars in thousands)
Net Income	$38,558	$29,683	$108,844	$86,560
Add: Amortization of intangible assets	1,736	343	2,395	991
Less: Tax effect of amortization of intangible assets	(486)	(133)	(671)	(372)

Adjusted net income	$39,808	$29,893	$110,568	$87,179

Average stockholders’ equity	$1,503,643	$1,077,303	$1,226,848	$1,051,159
Less: Average goodwill	(419,418)	(119,164)	(218,625)	(111,687)
Less: Average intangible assets	(34,811)	(7,401)	(16,078)	(6,923)

Average tangible common equity	$1,049,414	$950,738	$992,145	$932,549

Return on average equity, annualized	10.17%	10.93%	11.86%	11.01%
Return on average tangible common equity, annualized	15.05%	12.47%	14.90%	12.50%